                                                                    Exhibit 2(a)




                            ASSET PURCHASE AGREEMENT


                                                          TABLE OF CONTENTS

                                                                                                                Page
                                                                                                                ----
1.       Sale and Purchase of Assets..............................................................................1
         1.1.     Sale of Assets to Buyer.........................................................................1
         1.2.     Excluded Assets.................................................................................1

2.       Purchase Price...........................................................................................2
         2.1.     Amount and Payment of Purchase Price............................................................2
         2.2.     Assumption of Liabilities/Excluded Liabilities..................................................2
         2.3.     Adjustment of Base Purchase Price...............................................................2
         2.4.     Escrow Amounts..................................................................................4
         2.5.     Purchase Price Allocation.......................................................................4

3.       Closing..................................................................................................4

4.       Representations and Warranties by Seller and ALARIS Parent...............................................4
         4.1.     Organization and Authority......................................................................5
         4.2.     Authorization of Agreement......................................................................5
         4.3.     No Conflicts....................................................................................5
         4.4.     Sufficiency of and Title to Assets..............................................................5
         4.5.     Condition of Personal Property..................................................................6
         4.6.     Real Property Interests.........................................................................6
         4.7.     Financial Statements; Receivables...............................................................6
         4.8.     Absence of Certain Changes......................................................................6
         4.9.     Litigation; Compliance with Laws................................................................7
         4.10.    Material Agreements.............................................................................7
         4.11.    Employees.......................................................................................8
         4.12.    Intellectual Property...........................................................................8
         4.13.    Strikes.........................................................................................8
         4.14.    Employee Benefit Plans..........................................................................8
         4.15.    Environmental Matters...........................................................................9
         4.16.    Permits and Licenses............................................................................9
         4.17.    Taxes..........................................................................................10
         4.18.    Products; Customers; Suppliers.................................................................10
         4.19.    Product Warranties.............................................................................10
         4.20.    Illegal Payments...............................................................................10
         4.21.    Transactions with Affiliates...................................................................11
         4.22.    FDA Matters....................................................................................11



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
5.       Representations and Warranties by Buyer and Card Guard Parent...........................................12
         5.1.     Organization and Authority.....................................................................12
         5.2.     Authorization of Agreement.....................................................................12
         5.3.     Consents of Third Parties......................................................................12
         5.4.     Litigation.....................................................................................13

6.       Further Agreements of the Parties.......................................................................13
         6.1.     U.S. Government Approvals......................................................................13
         6.2.     Hart-Scott-Rodino Act..........................................................................13
         6.3.     Operation of the Business......................................................................13
         6.4.     Supplemental Notices...........................................................................14
         6.5.     Consents; Assignment of Agreements.............................................................14
         6.6.     Expenses.......................................................................................14
         6.7.     Sales Taxes and Transfer Taxes.................................................................15
         6.8.     Access to Information..........................................................................15
         6.9.     Covenant Against Competition, Solicitation and Disclosure......................................15
         6.10.    Other Action...................................................................................16
         6.11.    Employee Matters...............................................................................16
         6.12.    Further Assurances.............................................................................18
         6.13.    Cooperation and Exchange of Information........................................................18
         6.14.    Separation of Receivables......................................................................18
         6.15.    Capital Leases.................................................................................18

7.       Conditions Precedent to Closing.........................................................................18
         7.1.     Conditions Precedent to the Obligations of Buyer...............................................18
         7.2.     Conditions Precedent to the Obligations of Seller..............................................20

8.       Deliveries at the Closing...............................................................................21
         8.1.     Documents to be Delivered by Seller............................................................21
         8.2.     Documents to be Delivered by Buyer.............................................................21

9.       Survival of Representations and Warranties; Indemnification.............................................22
         9.1.     Survival.......................................................................................22
         9.2.     Seller Indemnification Obligation..............................................................22
         9.3.     Buyer Indemnification Obligation...............................................................22
         9.4.     Limitations on Liability.......................................................................22
         9.5.     Conditions of Indemnification for Third Party Claims...........................................23
         9.6.     Interest.......................................................................................24



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
10.      Termination.............................................................................................24

11.      Miscellaneous...........................................................................................24
         11.1.    Notices........................................................................................24
         11.2.    Finders........................................................................................25
         11.3.    Entire Agreement...............................................................................25
         11.4.    Headings.......................................................................................25
         11.5.    Governing Law; Submission to Jurisdiction......................................................25
         11.6.    Separability...................................................................................25
         11.7.    Assignment.....................................................................................26
         11.8.    Publicity......................................................................................26
         11.9.    Counterparts...................................................................................26

12.      Definitions.............................................................................................26

13.      Parent Guaranties.......................................................................................32
         13.1.    Card Guard Parent..............................................................................32
         13.2.    ALARIS Parent..................................................................................32


                                LIST OF EXHIBITS



Exhibit A         Escrow Agreement

Exhibit B         Shared Services Agreement

Exhibit C         Transfer Services Agreement

Exhibit D         Opinion of Piper Marbury Rudnick & Wolfe LLP

Exhibit E         Opinion of Proskauer Rose LLP

                            ASSET PURCHASE AGREEMENT

                                 AUGUST 17, 2000



         The parties to this agreement are ALARIS Medical Systems, Inc., a Delaware corporation ("Seller"), ALARIS Medical, Inc., a Delaware corporation ("ALARIS Parent"), Card Guard Technologies, Inc., a Delaware corporation ("Buyer") and Card Guard Scientific Survival Ltd., an Israeli corporation ("Card Guard Parent").

         Seller owns and operates the "Instromedix Division", which is engaged in the business (the "Business") of development, manufacturing and sale of cardiac arrhythmia event recorders, pacemaker monitors, electrocardiograph receivers and life signs telemedicine systems and the provision of life signs telemonitoring services. Seller desires: (i) to sell to Buyer the Business, as a going concern, together with substantially all of the assets of Seller used solely in the operation of the Business and (ii) to cause Buyer to assume certain of the liabilities associated with the Business as specified herein. Buyer desires to purchase the Business, as a going concern, together with such assets and to assume such liabilities, on the terms and conditions contained in this agreement.

         Accordingly, it is agreed as follows:

         1.       SALE AND PURCHASE OF ASSETS.

                  1.1.     SALE OF ASSETS TO BUYER.

                           (a) Subject to the terms and conditions of this
agreement, on the Closing Date, Seller shall sell and assign to Buyer, and Buyer shall purchase from Seller, the Closing Date Assets and on the Transfer Date, Seller shall sell and assign to Buyer, and Buyer shall purchase and acquire from Seller, all of the Transfer Date Assets. The Assets shall include all of Seller's tangible and intangible assets, rights, interests and properties, to the extent used by Seller in and material to the conduct of the Business, as conducted on the Closing Date, other than the Excluded Assets.

                           (b) Buyer acknowledges that notwithstanding Buyer's
acquisition of ownership of the Closing Date Assets on the Closing Date, Seller will require the use of certain of the Closing Date Assets (other than the Assets described in clause (h) of the definition of Assets) in the course of performing its services under the Shared Services Agreement and the Transfer Services Agreement, and Buyer agrees to make such Closing Date Assets available to Seller for no consideration, as may be necessary or appropriate for Seller to perform its services under the Shared Services Agreement and the Transfer Services Agreement.

                  1.2. EXCLUDED ASSETS. The Excluded Assets shall be retained by Seller and shall not be sold or assigned to Buyer.

         2.       PURCHASE PRICE.

                  2.1. AMOUNT AND PAYMENT OF PURCHASE PRICE. The total purchase price payable to Seller by Buyer for the Assets pursuant to this Agreement shall be $30,000,000 (the "Base Purchase Price"), subject to adjustments as provided in Section 2.3. At the Closing, Buyer shall: (a) pay to Seller, by wire transfer of immediately available funds, $25,000,000; and (b) deliver or cause to be delivered to the Escrow Agent, by wire transfer of immediately available funds, $5,000,000, as provided in Section 2.4 below.

                  2.2. ASSUMPTION OF LIABILITIES/EXCLUDED LIABILITIES. Buyer shall assume, and shall agree to pay, perform and discharge, when due, all of the Assumed Liabilities. Buyer shall not assume or be responsible for, and Seller shall continue to be responsible for and shall pay, perform and discharge, when due, all Excluded Liabilities. Other than the Assumed Liabilities, Buyer is not assuming any liabilities of Seller.

                  2.3.     ADJUSTMENT OF BASE PURCHASE PRICE.

                           (a)      RECEIVABLES ADJUSTMENT.

                                    (i) If the dollar amount of Receivables as
of the Determination Time (without taking into account any allowance for uncollectible accounts) is greater than or less than $1,705,512, then the Base Purchase Price shall be adjusted upward or downward, as the case may be, to reflect such excess or shortfall, in accordance with this Section 2.3(a). The determination of the dollar amount of Receivables as of the Determination Time shall be made in accordance with Seller's historical accounting practices. Within 30 days after the Closing Date, Seller shall deliver to Buyer a statement of Receivables as so determined and the resulting adjustment to the Base Purchase Price.

                                    (ii) If the adjustment required by Section
2.3(a)(i) results in: (x) an increase to the Base Purchase Price, then the parties shall promptly direct the Escrow Agent to release a portion of the Indemnity Escrow Amount in the amount of such adjustment to the Seller (and Buyer shall promptly deposit, in cash, a like amount with the Escrow Agent) or
(y) a decrease to the Base Purchase Price, then the parties shall promptly direct the Escrow Agent to release a portion of the Indemnity Escrow Amount in the amount of such adjustment to Buyer.

                                    (iii) If and to the extent that the
adjustment required by Section 2.3(a)(i) results in an increase to the Base Purchase Price and the release of the Indemnity Escrow Amount to Seller pursuant to Section 2.3(a)(ii)(x) is insufficient to pay such increase in its entirety, Buyer shall pay Seller the difference from its own funds simultaneously with the payment described in Section 2.3(a)(ii)(x) and, in addition, shall deposit with the Escrow Agent an amount in cash equal to the amount released to Seller pursuant to Section 2.3(a)(ii)(x).

                                    (iv) If there is a dispute as to the amount
of any adjustment to be effected pursuant to this Section 2.3(a), the undisputed amount shall be paid in accordance with the foregoing provisions and the remainder shall be paid promptly after resolution of the dispute in accordance with Section 2.3(c).

                           (b)      INVENTORY ADJUSTMENT.

                                    (i) If the dollar amount of Inventory
transferred to Buyer on the Transfer Date (exclusive of obsolete items) is greater than or less than $1,800,000, then the Base Purchase Price shall be adjusted upward or downward, as the case may be, to reflect such excess or shortfall, in accordance with this Section 2.3(b). The determination of the dollar amount of Inventory shall be made in accordance with Seller's historical accounting practices. Within 30 days after the Transfer Date, Seller shall deliver to Buyer a statement of Inventory as so determined and the resulting adjustment to the Base Purchase Price.

                                    (ii) If the adjustment required by this
Section 2.3(b) results in: (x) an increase to the Base Purchase Price, then the parties shall promptly direct the Escrow Agent to release to Seller the entire Inventory Escrow Amount plus a portion of the Indemnity Escrow Amount equal to the excess of the dollar amount of Inventory as determined in accordance with this Section 2.3(b) over $1,800,000 (and Buyer shall promptly deposit, in cash, a like amount with the Escrow Agent) or (y) a decrease in the Base Purchase Price, then the parties shall direct the Escrow Agent to release to Buyer a portion of the Inventory Escrow Amount in an amount equal to the excess of $1,800,000 over the dollar amount of Inventory as determined in accordance with this Section 2.3(b).

                                    (iii) If and to the extent that the
adjustment required by Section 2.3(b) results in an increase to the Base Purchase Price and the release of the Inventory Escrow Amount and the Indemnity Escrow Amount to Seller pursuant to Section 2.3(b)(ii)(x) is insufficient to pay such increase in its entirety, Buyer shall pay Seller the difference from its own funds simultaneously with the payment described in Section 2.3(b)(ii)(x) and in addition, shall deposit with the Escrow Agent an amount in cash equal to the amount released to Seller pursuant to Section 2.3(b)(ii)(x).

                                    (iv) If there is a dispute as to the amount
of any adjustment to be effected pursuant to this Section 2.3(b), the undisputed amount shall be paid in accordance with the foregoing provisions and the remainder shall be paid promptly after resolution of the dispute in accordance with Section 2.3(c).

                           (c)      DISPUTES. If, within the 30 day period
specified in either of Sections 2.3(a) or 2.3(b), Buyer gives notice to Seller that it disputes Seller's determinations, the parties shall confer with regard to the matter and an appropriate adjustment and payment shall be made as agreed upon by the parties, and if they are unable to resolve the matter, a firm of independent certified public accountants of recognized standing agreed upon by the parties (the "Accountants"), whose decision on the matter shall be final and binding on the parties, shall be designated by agreement between Seller and Buyer and payment based on the Accountants' decision shall be made promptly after notification of the decision. The fees and expenses of the Accountants shall be borne by Buyer and/or Seller in proportion to the portion of the disputed amount which is determined to the paid by Buyer and/or Seller, as the case may be.

                           (d)      CLOSING DATE ADJUSTMENT. If the Closing Date
occurs on the date specified in Section 3(b) or (d) of this agreement, then Buyer and Seller shall make at the Closing an appropriate cash adjustment in favor of Buyer or Seller, as the case may be, which would put Buyer and Seller in the same position as if the Closing Date has occurred on: (a) August 31, 2000 (if the Closing Date is determined pursuant to Section 3(b)); (b) September 30, 2000 (if the Closing Date is determined pursuant to Section 3(d)); or (c) October 31, 2000 (if the Closing Date is determined pursuant to Section 3(e)). Such adjustments shall include, without limitation: (i) a credit to Buyer to reflect the issuance of invoices and collections of Receivables after August 31, 2000, September 30, 2000, or October 31, 2000, as the case may be and (ii) a credit to Seller to reflect employment of the Key Employees and Business Employees by Buyer as of August 31, 2000, September 30, 2000, or October 31, 2000, as the case may be, and any other amounts incurred by Seller after such date relating to the Business (other than expenses to which Seller is not entitled to be reimbursed pursuant to the Shared Services Agreement or the Transfer Services Agreement).

                  2.4. ESCROW AMOUNTS. At the closing, Buyer shall deliver or cause to be delivered to Chase Manhattan Bank (the "Escrow Agent"), by wire transfer of immediately available funds, an amount equal to $5,000,000, which shall be composed of $2,500,000 (the "Indemnity Escrow Amount"), $1,800,000 (the "Inventory Escrow Amount") and $700,000 (the "Transfer Escrow Amount") and all of which shall be held by the Escrow Agent in an interest bearing account pursuant to an escrow agreement substantially in the form of EXHIBIT A (the "Escrow Agreement").

                  2.5. PURCHASE PRICE ALLOCATION. The Base Purchase Price shall be allocated among: (a) the Assets; (b) the covenants contained in Section
6.9 hereof; and (c) the services to be provided to Buyer pursuant to the Shared Services Agreement and the Transfer Services Agreement in accordance with
Schedule 2.5 as agreed upon by the parties. The parties shall conform to that allocation for all pertinent Tax purposes.

         3. CLOSING. The closing of the purchase and sale of the Closing Date Assets (the "Closing") shall take place on a date (the "Closing Date") which shall be: (a) August 31, 2000 if the Condition Date occurs by the close of business on August 29, 2000; (b) if the Condition Date occurs after the close of business on August 29, 2000 and on or prior to the close of business on September 6, 2000, then the Closing shall take place on the second Business Day after the Condition Date; (c) if the Condition Date occurs after the close of business on September 6, 2000 and on or prior to the close of business on September 27, 2000, the Closing shall take place on October 2, 2000 (effective September 30, 2000); (d) if the Condition Date occurs after the close of business on September 27, 2000 and on or prior to the close of business on October 4, 2000, then the Closing shall take place on the second Business Day after the Condition Date and (e) if the Condition Date occurs after the close of business on October 4, 2000 and on or prior to the close of business on October 29, 2000, the Closing shall take place on October 31, 2000. If the Closing does not take place on or prior to October 31, 2000, the agreement shall be terminated. The Closing shall take place at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York 10036 or at such other place as the parties hereto may agree. The Closing shall be effective at 11:59 P.M. Pacific Daylight Time on the Closing Date.

         4. REPRESENTATIONS AND WARRANTIES BY SELLER AND ALARIS PARENT. Seller and ALARIS Parent, jointly and severally, represent and warrant to Buyer as follows:

                  4.1. ORGANIZATION AND AUTHORITY. Seller and ALARIS Parent are corporations duly organized, validly existing and in good standing under the laws of the jurisdiction of their incorporation and have the full corporate power and authority to enter into and to perform their obligations under this agreement and the Ancillary Agreements and to own, lease and operate their properties as they now do and to carry on their businesses as they are presently being conducted. Seller is duly qualified and in good standing as a foreign corporation in all jurisdictions set forth in Schedule 4.1 in which the properties owned or leased by Seller in connection with the Business or Assets are located or the nature of the activities conducted by Seller in connection with the Business or Assets so requires, except where the failure to so qualify would not have a Material Adverse Effect.

                  4.2. AUTHORIZATION OF AGREEMENT. The execution, delivery and performance of this agreement by Seller and ALARIS Parent have been (and each of the Ancillary Agreements, when executed and delivered, will have been) duly authorized by all necessary corporate actions of Seller and ALARIS Parent (including approval of the boards of directors of Seller and ALARIS Parent). This agreement has been (and each of the Ancillary Documents, when executed and delivered, will have been) duly and validly executed and delivered by Seller and ALARIS Parent. This agreement constitutes (and each of the Ancillary Documents, when executed and delivered, will constitute) valid and binding obligations of Seller and ALARIS Parent enforceable against Seller and ALARIS Parent in accordance with its terms.

                  4.3. NO CONFLICTS. Subject to receipt of the consents and approvals referred to on Schedule 4.3, the execution, delivery and performance of this agreement and the Ancillary Agreements by Seller and ALARIS Parent and the sale of the Business and the Assets to Buyer will not: (i) conflict with the Certificate of Incorporation or By-laws of Seller or ALARIS Parent and will not conflict with, or result in a breach or termination of, or constitute a default under or cause or permit the termination, acceleration or maturity of, any material indebtedness, lease, agreement, commitment or other instrument, Material Agreement or any order, judgment or decree, by which Seller or ALARIS Parent is bound, or to which any of the Assets is subject; (ii) constitute a violation by Seller or ALARIS Parent of any law or regulation applicable to Seller or ALARIS Parent; or (iii) result in the creation of any lien, claim, charge, security interest or encumbrance ("Lien") upon any of the Assets. Except as set forth on Schedule 4.3 and except for the consents referred to in Section 6.1, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or any other person is required on the part of Seller or ALARIS Parent in connection with the execution, delivery and performance of this agreement and the sale of the Business and the Assets to Buyer.

                  4.4. SUFFICIENCY OF AND TITLE TO ASSETS. Other than the Excluded Assets, the Assets comprise of all of the assets of Seller used in and material to the operation of the Business as conducted on the Closing Date. Except for liens of any Tax Authority for Taxes not yet due and payable on the Closing Date, Seller has (except as set forth in Schedule 4.4), and at the Closing Buyer will receive, good and valid title, free and clear of any Liens, to all of the Closing Date Assets. Except for the Liens of any Tax Authority for Taxes not yet due and payable on the Transfer Date, Buyer will receive on the Transfer Date good and valid title, free and clear of any Liens, to all of the Transfer Date Assets.

                  4.5. CONDITION OF PERSONAL PROPERTY. All equipment and other tangible assets included in the Assets are in good operating condition and in good condition of maintenance and repair, ordinary wear and tear excepted.

                  4.6. REAL PROPERTY INTERESTS. Seller operates the Business only at its San Diego facility and at the premises demised under the Telelab Lease.

                  4.7.     FINANCIAL STATEMENTS; RECEIVABLES.

                           (a)      Seller has delivered to Buyer a copy of: (i)
an unaudited statement of assets and liabilities of the Business at December 31, 1999; (ii) an unaudited statement of revenues and expenses of the Business for the twelve months then ended; (ii) an unaudited statement of assets and liabilities of the Business at June 30, 2000 (the "Statement of Assets and Liabilities") and (iv) an unaudited statement of revenues and expenses of the Business for the six months then ended (collectively, the "Financial Statements"). The Financial Statements are in accordance with the books and records of Seller and fairly present in all material respects the financial position and the results of operations of the Business at the date and for the period indicated.

                           (b)      All of the Receivables reflected in the
Statement of Assets and Liabilities arose, and all of the Receivables at the Closing Date will have arisen, from bona fide transactions in the ordinary course of business. The Receivables reflected in the Statement of Assets and Liabilities were, at June 30, 2000, and the Receivables at the Closing Date will be, at the Closing Date, valid and binding obligations of the account debtors of such Receivables. To Seller's knowledge, as of the date hereof, there are no material payment disputes with any account debtors of the Receivables. Except as set forth on Schedule 4.7(b), as of the date hereof, Seller has not received written notice from any such account debtor indicating that such account debtor intends not to pay all or any portion of such Receivables. Other than as set forth in this Section 4.7(b), Seller makes no representation or warranty of any kind with respect to the Receivables.

                  4.8. ABSENCE OF CERTAIN CHANGES. Since June 30, 2000 to the date hereof, Seller has operated the Business in the ordinary course and, except as set forth on Schedule 4.8:

                           (a)      there has been no event or arisen any
circumstance which would reasonably be expected to have a Material Adverse
Effect;

                           (b)      Seller has not: (i) made any change in its
accounting methods or principles (or the application of those methods or principles) that is material to the Business or (ii) entered into any transaction or amended the terms of any Material Agreement;

                           (c)      Seller has not sold or transferred any
material amount of assets used in the Business other than in the ordinary course of business and other than assets that have been replaced with other assets of equal or greater value; and

                           (d)      Seller has not granted or agreed to grant
any general increase in any rate or rates of salaries, compensation or benefits to the Key Employees or Business Employees or any specific increase in the salary, compensation or benefits to any Key Employee or Business Employee whose total salary and compensation after such increase would be at an annual rate in excess of $50,000.

                  4.9.     LITIGATION; COMPLIANCE WITH LAWS.

                           (a)      Except as set forth in Schedule 4.9: (i)
Seller's operation of the Business (including, without limitation, its policies and procedures) is in compliance (and is intended to promote compliance) with all Legal Requirements applicable to the Business, except for any lack of compliance that would not reasonably be expected to have a Material Adverse Effect; (ii) there are no Legal Proceedings pending or, to the knowledge of Seller, threatened against the Seller with respect to the Business, whether at law or in equity; and (iii) to the knowledge of Seller, neither Seller nor any of the Instromedix Employees nor any of Seller's Affiliates, representatives or agents is the subject of any investigation by any Governmental Authority relating to the material non-compliance by the Business, Seller or any such Instromedix Employee, Affiliate, representative or agent with any Legal Requirements, and to the knowledge of Seller, no such investigation has been threatened.

                           (b)      Except as set forth on Schedule 4.9, to the
knowledge of Seller, Seller has received no written notice of any claims for damages for products liability or personal injury due to, resulting from or associated with, the Products or Services and no such claims are now pending against the Seller.

                  4.10.    MATERIAL AGREEMENTS.

                           (a)      Schedule 4.10 contains a list of: (i) each
licensing agreement or other agreement covering any Instromedix Intellectual Property; (ii) each other written agreement and commitment of Seller which relates solely to the Business and which requires payment by or to Seller of more than $50,000 in any calendar year (or $150,000 during the term of the agreement) or which cannot be terminated by its terms on less than 60 days' notice without liability; and (iii) each other written agreement that is material to the Business (collectively, the "Material Agreements"). True and complete copies of all Material Agreements have been made available to Buyer to the extent Seller believes it is legally permitted to disclose such information to Buyer.

                           (b)      Except as set forth in Schedule 4.10, each
of the Material Agreements is the legal, valid and binding obligation of Seller, is presently in full force and effect in accordance with its terms and Seller is not in default thereunder in any material respect. To the knowledge of Seller, no other party is in default in any material respect under any of the provisions of any Material Agreement and no condition exists that, with notice or the lapse of time or both, would constitute a material default by Seller or, to the knowledge of Seller, any other party to any Material Agreement. No party to any Material Agreement has asserted in writing any defense, set off or counterclaim under any Material Agreement or has exercised any option granted to it to cancel or terminate its agreement, to shorten the term of its agreement or to renew or extend the term of its agreement and Seller has not received any written notice to that effect.

                           (c)      Other than the Material Agreements, there
are no written agreements or commitments included in the Assets, which in the aggregate require payment by or to Seller of more than $150,000 in any calendar year.

                  4.11. EMPLOYEES. Attached hereto as Schedule 4.11 is a complete and correct list as of date hereof of the Key Employees and the Business Employees and each such Key Employee's and Business Employee's current title, salary, hire date, the date and amount of the last salary increase and the amount of any compensation, including bonus, paid to such employee during the previous twelve month period or currently due.

                  4.12.    INTELLECTUAL PROPERTY.

                           (a)      The Listed Intellectual Property includes
all patents, trademarks, service marks, trade names, copyrights, domain names, logos and brand names used in or necessary to the operation of the Business. The Instromedix Intellectual Property is sufficient for the conduct of the Business as presently conducted by Seller and as proposed to be conducted by Seller through the Closing Date. Except as described on Schedule 4.12 and other than off the shelf software products, there are no royalties, license fees or other amounts payable by Seller to any person by reason of Seller's use of the Instromedix Intellectual Property.

                           (b)      To the knowledge of Seller, the use by
Seller of the Instromedix Intellectual Property in the operation of the Business does not violate or infringe the rights of any other person. To the knowledge of Seller, no third party is infringing or violating any right of Seller with respect to the Instromedix Intellectual Property.

                           (c)      The Seller has made available to Buyer the
form of the confidentiality and nondisclosure agreements with all Business Employees.

                           (d)      To the knowledge of Seller, there are no
pending or threatened claims or Legal Proceedings against Seller contesting the validity, ownership or right to use, sell, license or dispose of any of the Instromedix Intellectual Property.

                  4.13. STRIKES. There is no labor strike, dispute, request for representation, slowdown or stoppage actually pending against or affecting Seller with respect to the Instromedix Employees and, to the knowledge of Seller, none is or has been threatened. To the knowledge of Seller, no labor union has taken any action with respect to organizing any of the Instromedix Employees. No grievance which would reasonably be expected to have a Material Adverse Effect on the conduct of the operations of the Business or any arbitration proceeding arising out of or under any collective bargaining agreement is pending and, to the knowledge of Seller, none is or has been threatened. No Instromedix Employees are represented by any labor or trade union and to the knowledge of Seller, no movement to designate a collective bargaining unit to represent any of the employees of Seller exists or is threatened.

                  4.14.    EMPLOYEE BENEFIT PLANS.

                           (a)      Schedule 4.14 sets forth a list of: (i) each
employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and (ii) to the extent not covered under (i) above, each fringe benefit, stock option, bonus, incentive compensation, deferred compensation, excess, supplemental executive compensation, insurance (including post-retirement) coverage, workers compensation, employee stock purchase, vacation, sickness or disability, severance or separation, restricted stock or other employee benefit plan, policy or arrangement, whether written or oral, maintained or contributed by Seller or by a Common Control Entity (as defined below), in the case of both clause (i) and (ii), for the benefit of the Instromedix Employees (the "Benefit Plans").

                           (b)      Seller has heretofore made available to
Buyer true and complete copies of each Benefit Plan or the most recent summary plan description, if any, that exists for each Benefit Plan (or such other description of each Benefit Plan which sets forth the benefits to be provided thereunder).

                           (c)      With respect to each employee benefit plan
or arrangement (including the Benefit Plans) maintained or contributed to by Seller or any corporation or other trade or business under common control with Seller (as determined under Section 4 14(b) or (c) of the Code, a "Common Control Entity"): (i) there is no actual or contingent liability under Title IV of ERISA or Section 412 of the Code; (ii) the Assets are not subject to a lien under ERISA or the Code; and (iii) there is no basis for such liability or the assertion of any such lien with respect to the Assets as the result of the consummation of the transactions contemplated by this agreement.

                           (d)      None of the Benefit Plans includes
provisions that would require Buyer to assume or would impose upon Buyer any obligation to provide benefits thereunder.

                  4.15. ENVIRONMENTAL MATTERS. The operations of the Business at the premises demised under the Telelab Lease are currently in compliance with federal and state and local laws, ordinances, regulations and orders relating to the protection of the environment applicable to its operations and business at such facility, except for such non-compliance as would not reasonably be expected to have a Material Adverse Effect. To Seller's knowledge, Seller has received no written notice from any Governmental Authority of any material non-compliance with such laws, ordinances, regulations or orders by Seller with respect to the premises demised under the Telelab Lease.

                  4.16. PERMITS AND LICENSES. The Instromedix Licenses are all the material authorizations, licenses and permits necessary to operate the Business as presently conducted by Seller and as proposed to be conducted by Seller through the Closing Date. All Instromedix Licenses are valid and in full force and effect. Except as specified in Schedule 4.16, no Instromedix Licenses have been suspended, canceled or terminated and, to the knowledge of Seller, no suspension, cancellation or termination of any Instromedix Licenses is threatened. Each of the Business Employees has obtained, and maintains in full force, all Licenses required to authorize such Business Employee to perform his or her duties on behalf of Seller, except to the extent that any failure to satisfy the requirements of the foregoing is not reasonably expected, singly or in the aggregate, to result in a Material Adverse Effect.

                  4.17.    TAXES.

                           (a)      As of the date hereof, there are no Tax
Liens and, except as set forth on Schedule 4.17, on the Closing Date, there will be no Tax Liens, with respect to Taxes upon or in connection with the Assets or the Business (other than for Taxes not yet due and payable).

                           (b)      Except as set forth on Schedule 4.17, there
is no action, dispute, suit, proceeding, investigation, assessment, audit or claim now pending against Seller (solely with respect to the Business) in respect of any sales or use Tax nor to the knowledge of Seller, is in any such action, dispute, suit, procedure, investigation, assessment, audit or claim for additional sales or use Tax reasonably expected to be asserted by any Taxing Authority with respect to the Business.

                  4.18.    PRODUCTS; CUSTOMERS; SUPPLIERS. Schedule 4.18 lists:
(a) all of the products (the "Products") and services (the "Services") produced or provided by Seller as of the date hereof as part of or in connection with the Business; (b) the five largest suppliers of the Business as of the date hereof; and (c) the five largest customers of the Business as of the date hereof. Except as set forth on Schedule 4.18, Seller is not engaged in any material dispute with any of those customers or suppliers and, to the knowledge of Seller, no such customer or supplier is considering termination, non-renewal or any materially adverse modification of its agreement or arrangement with respect to the Business. Except as set forth in Schedule 4.18, to the knowledge of Seller, there is no material design or manufacturing defect with respect to any of the Products. For the purpose of this Section 4.18, "design or manufacturing defect" with respect to any Product shall mean the failure to meet the specifications for such Product as set forth in the labeling for such Product.

                  4.19. PRODUCT WARRANTIES. Seller has made available to Buyer copies of all currently effective standard forms of warranty with respect to the Products. Except by operation of law (to the extent not effectively excluded or disclaimed) and as set forth in such standard warranty, to the knowledge of Seller, Seller has not given any written or oral warranty concerning the nature, merchantability, fitness for a particular purpose or expected performance in connection with the Products sold. As of the date hereof, Seller has not received written notice of any product warranty claims other than such claims as do not exceed, in the aggregate, the applicable reserve therefor reflected on Statement of Assets and Liabilities.

                  4.20. ILLEGAL PAYMENTS. To the knowledge of Seller, neither Seller, nor any of its officers, directors, shareholder, employees, contractors, agents or Affiliates, has made any illegal or improper payments to, or provided any illegal or improper benefit or inducement for, any governmental official, supplier or customer in an attempt to influence any such person to take or to refrain from taking any action relating to the Business. The accounting procedures and control systems of Seller relating to the Business are sufficient to comply in all respects with the requirements of the Foreign Corrupt Practices Act, 15 U.S.C. Sections 78m, 78dd-1, 78dd-2, 78ff (1986), as amended.

                  4.21. TRANSACTIONS WITH AFFILIATES. To the knowledge of Seller, since July 18, 1998, there has been no material transaction relating to the Business between Seller and any of its Affiliates.

                  4.22.    FDA MATTERS.

                           (a)      Except as set forth on Schedule 4.22, since
July 18, 1998, Seller has not received any Notice of Inspectional Observation (Form FDA 483), Notice of Adverse Findings, Warning Letters, Section 305 notices, subpoena, an Unacceptable Determination under a Government Wide Quality Assurance Program or other similar communication by the FDA, in each case, solely with respect to the Business.

                           (b)      Schedule 4.22 contains a list of all
premarket approval applications ("PMA") and premarket notification ("510(k)") clearance or concurrence letters received from the FDA in connection with the Business. Schedule 4.22 contains a complete list of all Products not marketed under an approved PMA or 510(k).

                           (c)      Seller has made available to Buyer for each
clinical investigational use of a device conducted by or on behalf of Seller since July 18, 1998, relating solely to the Products, a list of each claimed investigational device exemption ("IDE"), including those filed with or approved by the FDA, by or on behalf of Seller, and not otherwise described in Section 4.22(a) or (b). Schedule 4.22 contains a complete list of all such IDEs and all of Seller's clinical investigations relating solely to the Products not conducted under an IDE with respect to any Product, for which Seller has not received a PMA or a 510(k).

                           (d)      Except as set forth on Schedule 4.22, and
except as would not reasonably be expected to have a Material Adverse Effect, to Seller's knowledge, there exists no basis for: (i) the denial, withdrawal, recall or suspension of any Product; (ii) a required change in the marketing classification or labeling of any Product; or (iii) a termination or suspension of marketing of any Product.

                           (e)      Schedule 4.22 contains an accurate and
complete list of: (i) all Products which have been recalled or subject to a field notification (whether voluntarily or otherwise) since July 18, 1998 and
(ii) all proceedings occurring on or after July 18, 1998 (whether completed or pending), seeking recall, suspension or seizure of any Product.

                           (f)      Seller has made available to Buyer in a
manner so as to provide Buyer an opportunity to review all FDA inspection reports ("Forms 483s") to the extent relating to the Business since July 18, 1998, and Seller's responses to such Form 483s and, to the extent it has a copy, all of the FDA Establishment Inspection Reports for all FDA inspections of Seller's facilities relating solely to the Business since July 18, 1998.

                           (g)      Except as set forth on Schedule 4.22, all
labels used on Products are in material compliance with all applicable FDA and similar federal and state requirements.

                           (h)      Seller has made available to Buyer lists of
all regulatory approvals obtained by Seller or any of its Affiliates from any foreign regulatory agencies related to the Products. Schedule 4.22 contains a list of all non-FDA approvals and all Products marketed by

Seller outside the United States for which regulatory clearance or authority to market is required to be obtained and is not reasonably expected to be obtained on or before September 1, 2000.

                           (i)      Except as set forth on Schedule 4.22,
Seller has not taken or planned to take any material corrective action which has not been resolved and, to Seller's knowledge, no material corrective action is required with respect to any material manufacturing or product defect or quality assurance issues uncovered in an audit required under 21 CFR 820.22.

         5. REPRESENTATIONS AND WARRANTIES BY BUYER AND CARD GUARD PARENT. Buyer and Card Guard Parent, jointly and severally, represent and warrant to Seller as follows:

                  5.1. ORGANIZATION AND AUTHORITY. Buyer and Card Guard Parent are corporations duly organized, validly existing and in good standing under the laws of the jurisdictions of their incorporation and have the full corporate power and authority to enter into and to perform their obligations under this agreement and the Ancillary Agreements and to own, lease and operate their properties as they now do and to carry on their businesses as they are presently being conducted. Buyer and Card Guard Parent are duly qualified and in good standing as foreign corporations in all jurisdictions in which the properties owned or leased by Buyer and Card Guard Parent are located or the nature of the activities conducted by Buyer and Card Guard Parent so requires, except where the failure to so qualify would not have a material adverse effect on the business of Buyer or Card Guard Parent.

                  5.2. AUTHORIZATION OF AGREEMENT. The execution, delivery and performance of this agreement by Buyer and Card Guard Parent have been (and each of the Ancillary Agreements, when executed and delivered by Buyer and Card Guard Parent, will have been) duly authorized by all necessary corporate actions of Buyer and Card Guard Parent (including approval of the boards of directors of Buyer and Card Guard Parent). This agreement has been (and each of the Ancillary Documents, when executed and delivered, will have been) duly and validly executed and delivered by Buyer and Card Guard Parent. This agreement constitutes (and each of the Ancillary Documents, when executed and delivered, will constitute) valid and binding obligations of Buyer and Card Guard Parent enforceable against Buyer and Card Guard Parent in accordance with its terms.

                  5.3. CONSENTS OF THIRD PARTIES. The execution, delivery and performance of this agreement and the Ancillary Agreements by Buyer and Card Guard Parent will not: (a) conflict with the Certificate of Incorporation or By-laws of Buyer or Card Guard Parent and will not conflict with or result in the breach or termination of or constitute a default under, any lease, agreement, commitment or other instrument, or any order, judgment or decree to which Buyer or Card Guard Parent is a party or by which Buyer or Card Guard Parent is bound, or (b) constitute a violation by Buyer or Card Guard Parent of any law or regulation applicable to Buyer or Card Guard Parent. Except for the filings referred to in Sections 6.1 and 6.2, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Buyer or Card Guard Parent in connection with the execution, delivery and performance of this agreement.

                  5.4. LITIGATION. There is no claim, litigation, proceeding or governmental investigation pending or, to the knowledge of Buyer and Card Guard Parent, threatened, or any order, injunction or decree outstanding, against Buyer or Card Guard Parent, that would prevent the consummation of the transactions contemplated by this agreement.

         6.       FURTHER AGREEMENTS OF THE PARTIES.

                  6.1. U.S. GOVERNMENT APPROVALS. The parties shall, in a reasonably expeditious manner, cooperate in obtaining such U.S. governmental clearances and in making such U.S. governmental submissions and providing such notices as are required to be obtained by the parties in order to consummate the transactions provided for in this agreement.

                  6.2. HART-SCOTT-RODINO ACT. The parties have each filed with the Department of Justice and the Federal Trade Commission a Notification and Report Form for Certain Mergers and Acquisitions under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and the waiting period with respect to such filing has terminated. The parties shall promptly comply with all requests for further documents and information made by the Department of Justice or the Federal Trade Commission, and shall furnish to the other all such information in its possession as may be necessary for the completion of the reports or notifications to be filed by the other.

                  6.3. OPERATION OF THE BUSINESS. From the date of this agreement through the Closing Date, except with the prior written consent of
Buyer:

                           (a)      Seller shall operate the Business in the
ordinary course and consistent with past practice and in substantial conformity with all laws, ordinances, regulations, rules or orders, and all leases, commitments and other agreements, and all licenses, permits, and other instruments;

                           (b)      Seller shall use its reasonable commercial
efforts to preserve the goodwill and business of the customers, suppliers and others having significant business relations with the Business;

                           (c)      Seller shall not, except in the ordinary
course of business and consistent with past practice:

                                    (i)      enter into any transaction for or
which results in the sale or transfer of control of the Business or any part of it, other than in the ordinary course of business and Seller shall not, directly or indirectly, make, solicit or encourage proposals from, hold discussions with or furnish information to any person concerning the above;

                                    (ii)     enter into any material agreement
with respect to the Instromedix Intellectual Property;

                                    (iii)    sell or transfer any of the Assets,
except that items may be sold provided such items are replaced with items of equal or greater value;

                                    (iv)     except to the extent required by
applicable law or as required by the terms of any currently effective employment agreement, grant or agree to grant any general increases in the rates of salaries or compensation or bonuses payable to the Business Employees, except for annual increases at times and in amounts consistent with past practices;

                                    (v)      except to the extent required by
applicable law, required by the terms of any currently effective employment agreement, or as otherwise contemplated by this agreement, hire or terminate the employment of any Business Employee or Key Employee; or

                                    (vi)     except to the extent required by
applicable law or as required by the terms of any currently effective employment agreement, provide for any new pension, retirement or other employment benefits for any of the Key Employees or the Business Employees or any increase in any existing benefits;

                           (d)      Seller shall not, except in the ordinary
course of business consistent with past practice: (i) enter into or renew any material lease, agreement or commitment relating to the Business that, if entered into prior to the date of this agreement, would have been considered a Material Agreement or (ii) cause or take any action to allow any Material Agreement to be assumed by Buyer pursuant to this agreement to lapse (other than in accordance with its terms) or to be modified in any materially adverse respect; and

                          (e)       Seller shall maintain all of its assets
relating to the Business in customary repair, maintenance and condition, except to the extent of normal wear and tear, replace all items of equipment at time intervals, in the ordinary course consistent with past practice, and repair or replace any asset that may be materially damaged or destroyed in the ordinary course consistent with past practice.

                  6.4. SUPPLEMENTAL NOTICES. Seller shall promptly notify Buyer in writing of, and furnish any information that Buyer may reasonably request with respect to any claim, litigation, proceeding or governmental investigation threatened or asserted by or against Seller relating to the Business or the Assets or any material development with respect to any such claim, litigation, proceeding or investigation or any other material event affecting the Business. Each party shall notify the other party in writing of any event or condition that would cause any of the conditions to such party's obligation to consummate the transaction not to be fulfilled or that would have been required to have been disclosed to the other party under this agreement if such event or situation would have occurred or existed prior to the execution of this agreement.

                  6.5. CONSENTS; ASSIGNMENT OF AGREEMENTS. Seller shall use its reasonable business efforts to obtain at the earliest practicable date, by instruments in form and substance reasonably satisfactory to Buyer, all approvals and consents without any conditions materially adverse to Buyer or material obligations imposed on Buyer not specified in the agreement for which consent is being obtained, required for the transfer to Buyer of the Assets as set forth on Schedule 4.3. Nothing in this agreement shall be construed as an attempt to assign any agreement or other instrument that is by its terms nonassignable without the consent of the other party.

                  6.6. EXPENSES. Unless otherwise provided in this agreement, each party shall bear its own expenses incurred in connection with the negotiation and preparation of this agreement and in connection with all obligations required to be performed by it under this agreement.


                  6.7. SALES TAXES AND TRANSFER TAXES. Buyer shall pay to Seller, not later than five Business Days prior to the due date (so long as Seller has provided Buyer at least fifteen Business Days prior written notice thereof, together with the relevant information): (i) any state or local sales and use Taxes payable in connection with the sale of the Assets and (ii) any stamp or transfer taxes, real property taxes or recording fees assessed in connection with the sale of the Assets, including, without limitation, any real property transfer gains taxes. Prior to Closing, Buyer shall provide Seller with a California Seller's resale permit.

                  6.8. ACCESS TO INFORMATION. Prior to the Closing Date and to the extent permitted by applicable law, Buyer and its representatives may make such reasonable investigation of the Assets and the Business as it may reasonably request and Seller shall give to Buyer and to its counsel, accountants and other representatives reasonable access during normal business hours throughout the period prior to the Closing to all of the Assets, books, commitments, agreements, records, employees, customers, suppliers and files of Seller relating solely to the Business and the Assets.

                  6.9.     COVENANT AGAINST COMPETITION, SOLICITATION AND
DISCLOSURE.

                           (a)      Seller shall not, directly or indirectly:
(i) for a period of three years after the Transfer Date, own, operate, manage or control (whether as owner, stockholder, partner or otherwise) any business or entity that develops, manufactures or sells in the United States or in any country in which Seller operates the Business as of the date hereof or as of the Closing Date: (x) portable stand-alone cardiac arrhythmia event recorders or pacemaker monitors; (y) holter monitors; or (z) telemedicine monitoring systems and services intended for use in the home care market (the "Restricted Business") or (ii) except as may be required by law or by any Governmental Authority, at any time disclose to anyone, or use in competition with the Business, any confidential information of the Business (except for information used in the operation of Seller's business other than the Restricted Business).

                           (b)      Seller shall not, directly or indirectly:
(i) for a period of three years after the Transfer Date, solicit for employment or (ii) for a period of one year after the Transfer Date, hire any employee of Buyer on the date of this agreement, the Closing Date or the Transfer Date or any employee of Buyer or its Affiliates identified to Seller prior to the Transfer Date. A general solicitation in print or electronic media shall not be deemed a solicitation in violation of this agreement.

                           (c)      Except as expressly provided in this
agreement, Buyer shall not, directly or indirectly: (i) for a period of three years after the Transfer Date, solicit for employment or (ii) for a period of two years after the Transfer Date, hire any employee of Seller on the date of this agreement, the Closing Date or the Transfer Date or any employee of Seller or its Affiliates identified to Buyer prior to the Transfer Date. A general solicitation in print or electronic media shall not be deemed a solicitation in violation of this agreement.

                           (d)      For a period of three years after the
Closing Date, Seller shall not solicit any customer or supplier of Business as of the Closing Date; PROVIDED, HOWEVER, that the foregoing shall in no way restrict Seller or any of its Affiliates from soliciting any customer or supplier in connection with any business of Seller other than the Restricted Business.

                           (e)      The parties acknowledge that the remedy at
law for breach of the provisions of this Section 6.9 will be inadequate and that, in addition to any other remedy such party may have, it will be entitled to an injunction restraining any such breach or threatened breach, without any bond or other security being required. If any court construes the covenant in this Section 6.9, or any part thereof, to be unenforceable because of its duration or the area covered thereby, the court shall have the power to reduce the duration or area to the extent necessary so that the provision is enforceable, and such provision, as reduced, shall then be enforceable.

                           (f)      Nothing contained in this Section 6.9 shall
prohibit or otherwise restrict Seller from taking any action reasonably required to be taken by Seller in connection with the performance of its services under the Ancillary Agreements.

                  6.10. OTHER ACTION. No party to this agreement shall take any action that would result in any of its representations and warranties not being true as of the Closing Date. Each of the parties to this agreement shall use reasonable business efforts to cause the Closing to be held at the earliest practicable date and, in that connection, to cause the fulfillment at the earliest practicable date of all of the conditions to the obligations of the parties to consummate the sale and purchase under this agreement.

                  6.11.    EMPLOYEE MATTERS.

                           (a)      Seller shall use reasonable business efforts
to retain the services of the Key Employees and the Business Employees through the Closing Date. Buyer shall make a bona fide offer of employment in San Diego, California to each of the Instromedix Employees with compensation, terms and conditions, and benefits (other than reimbursement for relocation expenses (excluding cost of living adjustments) and stock-based compensation) that are comparable in all material respects to the extent permitted by law to the compensation, terms and conditions, and benefits being paid and offered, to each such respective Instromedix Employee by Seller immediately prior to such Instromedix Employee's transfer of employment to Buyer to the extent such benefits are included in Part I of Schedule 4.14. In addition, Buyer shall offer to David Bondietti, Nikki Butler, Alan Brewer and Eric Bauman, each of whom currently has a change of control agreement with Seller, the benefits currently provided under such change of control agreements by executing, at the Closing, a comparable agreement for each of such persons. For purposes of determining eligibility, participation or vesting under Buyer's benefit plans (including, without limitation, its severance policy), to the extent permitted by law, each such Instromedix Employee shall be credited with service performed for Seller (or its predecessor, Instromedix Inc.) or otherwise credited under any corresponding plan of Seller (to the same extent Seller made such credit available). For purposes of Buyer's health plans, each such Instromedix Employee shall: (i) have no pre-existing condition limitation imposed other than that which is or was already imposed under the corresponding Seller plan and (ii) to the extent permitted by law, shall be credited with or otherwise have taken into account service credits and any expenses incurred toward deductibles or out-of-pocket limits credited to such individual as of the transfer date under the corresponding Seller plan (to the same extent Seller made such credit available). The employment by Buyer of any Instromedix Employee who accepts the terms and conditions of employment offered by Buyer will commence: (i) with respect to the Key Employees and Business Employees, on the Closing Date; and (ii) with respect to the Transfer Date Employees, on the Transfer Date. Seller agrees to cooperate with Buyer by permitting Buyer throughout the period prior to the Closing Date to meet with the Key Employees and the Business Employees (and throughout the period from the Closing Date to the Transfer Date to meet with the Transfer Date Employees) at such reasonable times as shall be approved by a representative of Seller and to distribute to such Instromedix Employees such forms and other documents relating to employment by Buyer after the Closing Date or the Transfer Date, as applicable, as Buyer shall reasonably request. Except as otherwise provided in this Section 6.11, nothing in this Section 6.11 shall be deemed to require Buyer to: (i) retain any of the Instromedix Employees hired by Buyer for any period of time or at any particular compensation rate or in any particular position or (ii) prevent Buyer from being able to continue, modify or establish such benefits and conditions of employment as it shall determine in its sole discretion; PROVIDED, HOWEVER, that (solely with respect to clause (ii)) Buyer shall not, for a period of one year after the Closing Date, make any change in Buyer's severance plan adverse to any Key Employee or Business Employee, and for a period of one year after the Transfer Date, make any change in Buyer's severance plan adverse to any Transfer Date Employee.

                           (b)      Without limiting any of the provisions
herein, Buyer will not assume any of the Benefit Plans, or any rights, duties, obligations or liabilities thereunder, nor shall it become a successor employer or be responsible in any way for Seller's or a Common Control Entity's participation in or obligations or responsibilities with respect to any Benefit Plan, nor shall it be obligated by this agreement to make any provision with respect to employee benefits after the Closing Date, except as required by this
Section 6.11. No assets of any Benefit Plan shall be transferred to Buyer or to any plan of Buyer. Seller shall, after the Closing Date, or the Transfer Date, as the case may be, comply with the continuation coverage requirements of
Section 601 through 609 of ERISA and Section 4980B of the Code with respect to the Instromedix Employees; PROVIDED, HOWEVER, that any such continuing coverage obligations resulting from a qualifying event that occurs after such employees are enrolled in Buyer's health plan shall be the responsibility of Buyer.

                           (c)      Seller shall take such actions as are
necessary to fully vest the accrued benefits of the Key Employees and the Business Employees as of the Closing Date and of the Transfer Date Employees as of the Transfer Date under Seller's 401(k) plan. In addition, Seller agrees to pay to each Key Employee the bonus which would have been earned by such Key Employee on December 31, 2000 and paid by March 31, 2001, had such Key Employee remained an employee of Seller on December 31, 2000; PROVIDED, HOWEVER, that such payment will be required only if such Key Employee remains employed by Buyer on the earlier of: (i) March 31, 2001 and (ii) the Transfer Date. Other than the payments described in the preceding two sentences or in Section 6.11(d), Seller shall have no obligation to pay any amounts to any Instromedix Employees.

                           (d)      Seller shall pay to each Instromedix
Employee hired by Buyer, as soon as practicable after the Closing Date or the Transfer Date, as the case may be, the value of any accrued but unused entitlements under Seller's Flexible Time Off plan as of the Closing Date with respect to Key Employees and Business Employees and as of the Transfer Date with respect to the Transfer Date Employees. Seller shall pay each Business Employee and Transfer Date Employee a pro rata portion of the amount which would be payable to such Business Employee or Transfer Date Employee under any incentive or bonus plan described on Schedule 4.14 which would be earned by the Business Employee or Transfer Date Employee if he or she remained employed by Seller until the end of the period over which such amount would be earned and achieved any performance goals required under such plan.

                  6.12. FURTHER ASSURANCES. At any time and from time to time after the Closing, each of the parties shall, without further consideration, execute and deliver to the other parties such additional instruments of transfer and assumption, and shall take such other action as the other may request to carry out the transactions contemplated by this agreement. To the extent that any agreement, lease or other commitment relating solely to the Business is not assigned to Buyer at Closing as a result of Seller's failure to receive consent to assignment thereof prior to the Closing, after the Closing, Seller shall use reasonable business efforts to obtain such consent after the Closing, and until the Transfer Date, shall act reasonably to provide to Buyer the benefits of each such agreement, lease or other commitment (and Buyer shall assume the liabilities associated therewith). On the Transfer Date, Seller and Buyer shall execute and deliver such additional instruments as shall be necessary to transfer the Transfer Date Assets to Buyer. For a period of three years after the Closing, each party shall grant the other party reasonable access during normal business hours upon reasonable prior notice to the books and records of that party for the purpose of complying with any applicable law or governmental rule or request relating to the period during which the other party operated the Business.

                  6.13. COOPERATION AND EXCHANGE OF INFORMATION. Seller and Buyer agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and such other cooperation and assistance relating to the Business as is reasonably necessary, including information to respond to any inquiry of any Governmental Authority, to complete and file any Tax Return, to respond to audits, obtain refunds, to make any determination under this agreement (including, but not limited to, the determination of the responsibility for the payment of Taxes under this agreement), to verify issues and negotiate settlements with Tax Authorities, or to defend or prosecute any claims. Buyer agrees that Seller may retain copies of such information after the Closing Date.

                  6.14. SEPARATION OF RECEIVABLES. After the Closing Date, Seller will not issue invoices for sales of its products and Services which are not connected with the Business which also include amounts for sales of Products or Services.

                  6.15. CAPITAL LEASES. Prior to Closing, Seller shall discharge in full the obligations under the capital leases listed as items 50 through 52 of Schedule 4.10(a)(ii).

         7.       CONDITIONS PRECEDENT TO CLOSING.

                  7.1. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER. Buyer's obligation to consummate the purchase of the Closing Date Assets under this agreement is subject to the fulfillment, at or prior to the Closing, of each of the following conditions (any of which may be waived in writing by Buyer):

                           (a)      each representation and warranty of Seller
and ALARIS Parent contained in this agreement, the breach of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, shall be true at and as of the time of the Closing with the same effect as though such representation and warranty had been made again at and as of that time (except for changes contemplated by this agreement, and except for any representation and warranty made as of a specific date, which shall be true as of such date);

                           (b)      Seller shall have performed and complied in
all material respects with each obligation, covenant and condition required by this agreement to be performed or complied with by it prior to or at the Closing;

                           (c)      there shall not be in effect any injunction
or restraining order issued by a court of competent jurisdiction prohibiting the consummation of the transactions contemplated by this agreement;

                           (d)      there shall have been no change in the
condition (financial or otherwise) or results of operations of the Business since the date of this agreement that would reasonably be expected to have a Material Adverse Effect;

                           (e)      Buyer shall have been furnished with a
certificate of an executive officer of Seller and ALARIS Parent, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, certifying as to the fulfillment of the conditions set forth in clauses (a) and (b);

                           (f)      all Key Employees and 80% of the Business
Employees identified on Schedule 4.11 to whom Buyer has made a bona fide offer of employment as required by Section 6.11 shall have agreed to be employed by Buyer after the Closing Date; PROVIDED, HOWEVER, that if Buyer has not complied with its obligation to make a bona fide offer of employment to each of the Key Employees and Business Employees as described in Section 6.11 such condition shall be deemed waived;

                           (g)      there shall not be any Legal Proceeding
pending or, to the knowledge of Buyer, threatened against Buyer, preventing the consummation of the transactions contemplated by this agreement;

                           (h)      Buyer shall have received all government
approvals required to consummate the transactions contemplated by this agreement;

                           (i)      Seller shall have received the consents
listed as Items 1, 3, 4, 5 and 6 on Schedule 4.3; and

                           (j)      Seller shall have received all necessary
approvals, waivers and consents under the Senior Credit Agreement in order for Seller to consummate the transactions contemplated by this agreement, and the lenders thereunder shall have released their lien on the

Assets and executed such UCC-3 termination statements or other documents necessary to evidence such release.

         After the purchase and sale of the Closing Date Assets pursuant to
Section 1.1, there shall be no further conditions precedent to the purchase of the Transfer Date Assets.


                  7.2. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER. Seller's obligation to consummate the sale of the Closing Date Assets under this agreement is subject to the fulfillment, at or prior to the Closing, of each of the following conditions (any of which may be waived in writing by Seller):

                           (a)      each representation and warranty of Buyer
and Card Guard Parent contained in this agreement shall be true at and as of the time of the Closing, with the same effect as though such representation and warranty had been made again at and as of that time (except for changes contemplated by this agreement, and except for any representation and warranty made as of a specific date, which shall be true as of such date);

                           (b)      Buyer shall have performed and complied in
all material respects with each obligation, covenant and condition required by this agreement to be performed or complied with by Buyer prior to or at the Closing;

                           (c)      there shall not be in effect an injunction
or restraining order issued a by a court of competent jurisdiction prohibiting the consummation of the transactions contemplated by this agreement;

                           (d)      Seller shall have been furnished with a
certificate of an executive officer of Buyer and Card Guard Parent, dated the Closing Date, in form and substance reasonably satisfactory to Seller, certifying to the fulfillment of the conditions set forth in clauses (a) and
(b);

                           (e)      Seller shall have received all necessary
approvals, waivers and consents under the Senior Credit Agreement in order for Seller to consummate the transactions contemplated by this agreement, and the lenders thereunder shall have released their lien on the Assets and executed such UCC-3 termination statements or other documents necessary to evidence such release;

                           (f)      there shall not be any Legal Proceeding
pending or, to the knowledge of Seller, threatened against Seller, preventing the consummation of the transactions contemplated by this agreement; and

                           (g)      Seller shall have received all governmental
approvals required to consummate the transactions contemplated by this agreement.

                           (h)      Seller shall have received the consents
listed as Items 1, 3, 4, 5 and 6 on Schedule 4.3.

         After the purchase and sale of the Closing Date Assets pursuant to
Section 1.1, there shall be no further conditions precedent to the sale of the Transfer Date Assets.

         8.       DELIVERIES AT THE CLOSING.

                  8.1. DOCUMENTS TO BE DELIVERED BY SELLER. At the Closing, Seller shall deliver to Buyer the following:

                           (a)      such bills of sale and such other
instruments of transfer and assignment in form and substance reasonably satisfactory to Buyer and its counsel, as shall be effective to vest in Buyer valid title, free and clear of any Liens (except for Liens, if any, for Taxes not yet due and payable), to the Closing Date Assets;

                           (b)      an opinion of Piper Marbury Rudnick & Wolfe
LLP, counsel to Seller and ALARIS Parent, dated the Closing Date, in substantially the form of EXHIBIT D;

                           (c)      a copy of resolutions of the board of
directors of Seller and ALARIS Parent authorizing the execution, delivery and performance of this agreement and the Ancillary Agreements by Seller and ALARIS Parent, and a certificate of the secretary or an assistant secretary of Seller and ALARIS Parent, dated the Closing Date, that such resolutions were duly adopted and are in full force and effect;

                           (d)      the originals or copies of all contracts,
leases, agreements, commitments and trademark registrations to be assigned to Buyer under this agreement;

                           (e)      the certificate referred to in Section
7.1(e);

                           (f)      a duly executed copy of the Escrow
Agreement; and

                           (g)      duly executed copies of the Transfer
Services Agreement and Shared Services Agreement.

                  8.2. DOCUMENTS TO BE DELIVERED BY BUYER. At the Closing, Buyer shall deliver to Seller the following:

                           (a)      wire transferred funds to Seller and the
Escrow Agent as provided in Section 2.1 and 2.4;

                           (b)      instruments, in form and substance
reasonably satisfactory to Seller and its counsel, pursuant to which Buyer shall assume the Assumed Liabilities;

                           (c)      a copy of resolutions of the board of
directors of Buyer and Card Guard Parent authorizing the execution, delivery and performance of this agreement and the Ancillary Agreements by Buyer and Card Guard Parent, and a certificate of the secretary or assistant secretary of Buyer and Card Guard Parent, dated the Closing Date, that such resolutions were duly adopted and are in full force and effect;

                           (d)      the certificate referred to in Section
7.2(d);

                           (e)      a duly executed copy of the Escrow
Agreement;

                           (f)      duly executed copies of the Transfer
Services Agreement and Shared Services Agreement;

                           (g)      an opinion of Proskauer Rose LLP, counsel to
Buyer and Card Guard Parent, dated the Closing Date, in substantially the form of EXHIBIT E; and

                           (h)      an opinion of Goldfarb, Levy, Eran & Co.,
Israeli counsel to Card Guard Parent, date the Closing Date, in form and substance reasonably satisfactory to Seller.

         9.       SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.

                  9.1. SURVIVAL. All representations and warranties of the parties contained in this agreement, and the rights of the parties to seek indemnification with respect thereto, shall expire on the earlier of (a) March 31, 2001 or (b) the date of issuance of Buyer's or Card Guard Parent's audited financial statements for the year ended December 31, 2000; PROVIDED, HOWEVER, that the representations and warranties contained in Sections 4.1, 4.2, 5.1 and
5.2 shall survive forever.

                  9.2. SELLER INDEMNIFICATION OBLIGATION. After the Closing, Seller shall indemnify and hold harmless Buyer and its Affiliates (each, a "Buyer Indemnified Party") against all loss, liability, damage or expense (including reasonable fees and expenses of counsel) (collectively, "Losses") any Buyer Indemnified Party may suffer, sustain or become subject to as a result of:
(a) Seller's failure to pay, perform or discharge when due any of the Excluded Liabilities; (b) any breach by Seller or ALARIS Parent of any of its representations, warranties, covenants or other agreements contained in this agreement or any of the Ancillary Agreements; (c) any failure to comply with any bulk sales laws applicable to the transactions contemplated hereby; or (d) any action, suit or proceeding arising out of the foregoing.

                  9.3. BUYER INDEMNIFICATION OBLIGATION. After the Closing, Buyer shall indemnify and hold harmless Seller and its Affiliates (each, a "Seller Indemnified Party") against all Losses any Seller Indemnified Party may suffer, sustain or become subject to as a result of: (a) Buyer's failure to pay, perform or discharge when due any of the Assumed Liabilities; (b) any breach by Buyer or Card Guard Parent of any of its representations, warranties, covenants or other agreements contained in this agreement or any of the Ancillary Agreements; or (c) any action, suit or proceeding arising out of the foregoing.

                  9.4.     LIMITATIONS ON LIABILITY.

                           (a)      Notwithstanding the provisions of Section
9.2, after the Closing Date, Seller shall be liable to the Buyer Indemnified Parties, and the Buyer Indemnified Parties shall only be entitled to indemnification from Seller, for the matters covered by Section 9.2(b) and (d) (to the extent, and only to the extent, that Section 9.2(d) applies to Section 9.2(b)), in each case so far as such matters arise from breaches by Seller or ALARIS Parent of any representation or warranty contained in this agreement, to the extent, and only to the extent, that the aggregate amount of Losses suffered by the Buyer Indemnified Parties (without regard to the limitation on liability contained in this Section 9.4(a)) exceed $250,000 (the "Minimum

Indemnity Amount"), in which event the Buyer Indemnified Parties shall thereafter be entitled, from time to time, to seek indemnification for Losses in respect of which they are entitled to be indemnified pursuant to Section 9.2 in excess of the Minimum Indemnity Amount. The maximum aggregate liability of Seller to all Buyer Indemnified Parties with respect to all matters covered by
Section 9.2(b) and (d) (to the extent, and only to the extent, that Section 9.2(d) applies to 9.2(b)) shall be the amount by which $7,500,000 exceeds the amount of any reduction in the Base Purchase Price pursuant to Section 2.3(b)(i); PROVIDED, HOWEVER, that such limitation shall not apply to Seller's obligation under the Shared Services Agreement to perform the manufacturing of the Products in all material respects in accordance with past practice.

                           (b)      Notwithstanding the provisions of Section
9.3, after the Closing Date, Buyer shall be liable to the Seller Indemnified Parties, and the Seller Indemnified Parties shall only be entitled to indemnification from Buyer, for the matters covered by Section 9.3(b) and (c) (to the extent, and only to the extent, that Section 9.3(c) applies to Section 9.3(b)), in each case so far as such matters arise from breaches by Buyer or Card Guard Parent of any representation or warranty contained in this agreement, to the extent, and only to the extent, that the aggregate amount of Losses suffered by the Seller Indemnified Parties (without regard to the limitation on liability contained in this Section 9.4(b)) exceed the Minimum Indemnity Amount, in which event the Seller Indemnified Parties shall thereafter be entitled, from time to time, to seek indemnification for Losses in respect of which they are entitled to be indemnified pursuant to Section 9.3 in excess of the Minimum Indemnity Amount. The maximum aggregate liability of Buyer to all Seller Indemnified Parties with respect to all matters covered by Section 9.3 (b) shall be $7,500,000.

                           (c)      The provisions of this Section 9 shall be
the exclusive remedy available to the parties in the event any of them shall have a claim against the other party or parties with respect to the subject matters covered by this agreement or the Ancillary Agreements, other than with respect to the obligations of Seller to perform the manufacturing of the Products in all material respects in accordance with past practice.

                  9.5. CONDITIONS OF INDEMNIFICATION FOR THIRD PARTY CLAIMS. The obligations and liabilities of the parties under this Section 9 arising out of claims of third parties (individually, a "Third Party Claim" and collectively "Third Party Claims"), shall be subject to the following terms and conditions:

                           (a)      The person entitled to indemnification in
respect of a Third Party Claim (each, an "Indemnified Party") shall give the party obligated to provide indemnification (each, an "Indemnifying Party") prompt written notice of any Third Party Claim. The Indemnifying Party shall be entitled to defend or prosecute the Third Party Claim (without prejudice to the right of any Indemnified Party to participate at its expense through counsel of its own choosing) at its expense and through counsel of its own choosing if the Indemnifying Party gives written notice to the Indemnified Party of its intention to do so no later than the fifteenth day following receipt of such notice of the Third Party Claim. Any such notice of a Third Party Claim shall identify with reasonable specificity the basis for the Third Party Claim, the facts giving rise to the Third Party Claim, and the amount of the Third Party Claim (or, if such amount is not yet known, a reasonable estimate of the amount of the Third Party Claim). The Indemnified Party shall make available to the Indemnifying Party copies of all relevant documents and records in its possession. Failure to give prompt notice shall not relieve the Indemnifying Party of its obligation to indemnify except to the extent that the Indemnifying Party is actually prejudiced by the delay in giving notice.

                           (b)      If the Indemnifying Party, within 15 days
after notice of any Third Party Claim, fails to assume the defense in accordance with Section 9.5(a), the Indemnified Party shall (upon further written notice to the Indemnifying Party) have the right, at the expense of the Indemnifying Party, to undertake the defense, compromise or settlement of the Third Party Claim, subject to the right of the Indemnifying Party to assume the defense of such Third Party Claim at any time prior to settlement, compromise or final determination thereof if the Indemnifying Party agrees to pay the reasonable out of pocket expenses incurred by the Indemnified Party in defending such Third Party Claim prior to such assumption.

                           (c)      The Indemnifying Party shall not, without
the written consent of the Indemnified Party, settle or compromise any Third Party Claim or consent to the entry of judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of an unconditional release from all liability in respect of the Third Party Claim (and will contain no restriction on the Indemnified Party's operation of its business, other than immaterial restrictions).

                  9.6. INTEREST. Any payment required to be made by any party under Section 6 or Section 9 of this agreement that is not made when due shall bear interest at the Citibank prime rate, as determined from time to time, plus one percentage point until paid.

         10. TERMINATION. Unless the parties otherwise agree in writing, this agreement shall be terminated if the Closing does not occur on or before October 31, 2000. In the event of such termination, each party to this agreement shall remain fully liable in damages for its failure to fulfill or perform those obligations it was required to fulfill or perform, as the case may be, on or prior to the date of such termination.

         11.      MISCELLANEOUS.

                  11.1. NOTICES. Any notice or other communication under this agreement shall be in writing and shall be considered given when received. Notices shall be deemed to have been received: (a) if sent by telecopier, on the next business day, and provided the receipt was confirmed by electronic means or otherwise, (b) if delivered personally, upon such delivery, (c) if sent by recognized overnight courier, on the business day after such delivery was sent, provided such carrier has confirmed the delivery of such notice, or (d) if sent by registered mail, upon confirmation of receipt by the receiving party. Notices shall be sent to the parties at the addresses set forth below (or at such other address as a party may specify by notice to the other):

                      If to Buyer or Card Guard Parent:

                      Proskauer Rose LLP
                      1585 Broadway
                      New York, New York 10036-8299
                      Attention:   Jeffrey A. Horwitz, Esq.

                      If to Seller or ALARIS Parent:

                      10221 Wateridge Circle
                      San Diego, California 92121-2733
                      Attention:   Hazel M. Aker, Esq.
                                   General Counsel

                      with a copy to:

                      Piper Marbury Rudnick & Wolfe LLP
                      1251 Avenue of the Americas
                      New York, New York 10020-1104
                      Attention:   Marjorie Sybul Adams, Esq.

                  11.2. FINDERS. Each of Card Guard Parent and Buyer, jointly and severally, represents and warrants to Seller, and each of Seller and ALARIS Parent, jointly and severally, represents and warrants to Buyer, that it has not retained or dealt with any broker or finder in connection with the transactions contemplated by this agreement.

                  11.3. ENTIRE AGREEMENT. This agreement, including the Schedules, Exhibits and Ancillary Documents, constitutes the entire agreement among the parties with respect to its subject matter, supersedes any previous or contemporaneous agreements, schedules, understandings, documents, negotiations and discussions, whether oral or written relating to that subject matter (including, without limitation, the Letter of Intent executed between Buyer and Seller dated June 28, 2000), and cannot be changed or terminated orally.

                  11.4. HEADINGS. The Section headings of this agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this agreement.

                  11.5.    GOVERNING LAW; SUBMISSION TO JURISDICTION.

                  (a) This agreement shall be construed as to both validity and performance and shall be enforced in accordance with and governed by the laws of the State of New York, without giving effect to the conflicts of law principles thereof.

                  (b) Each of Seller, ALARIS Parent, Buyer and Card Guard Parent hereby irrevocably: (i) in any Legal Proceeding brought in connection with this agreement or any of the Ancillary Documents or the transactions contemplated hereby or thereby, submits to exclusive IN PERSONAM jurisdiction of any State of New York or United States court of competent jurisdiction sitting in the State of New York; and (ii) waives any objections that it may now or hereafter have to the venue of such proceeding in any such court or that such proceeding was brought in an inconvenient court.

                  11.6. SEPARABILITY. If any provision of this agreement is invalid or unenforceable, the balance of this agreement shall remain in effect.

                  11.7. ASSIGNMENT. This agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors and permitted assigns. This agreement may not be assigned by any party hereto (and its duties may not be delegated) without the prior written consent of the other parties hereto, except that no such consent shall be required for such assignment or delegation of duties to: (a) any Person acquiring all or substantially all of the stock or assets of any party provided that such Person assumes in writing all of the party's obligations hereunder or
(b) to an Affiliate of any party hereto (but no such assignment under either clause (a) or (b) shall relieve the assigning party from its duties hereunder). Except as otherwise set forth herein, nothing in this agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this agreement.

                  11.8. PUBLICITY. No party shall issue any press release or other public statement regarding the transactions contemplated by this agreement without the prior written consent of the other, except that each party may make such disclosures to the public or to governmental agencies as are required by applicable Federal or state laws or by the rules of any self regulated body to which such party is subject.

                  11.9. COUNTERPARTS. This agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same agreement.

         12. DEFINITIONS. When used in this agreement, the following terms have the following respective meanings:

         "510(k)" shall have the meaning given to that term in Section 4.22(b) of this agreement.

         "ACCOUNTANTS" shall have the meaning given to that term in Section 2.3(c) of this agreement.

         "AFFILIATE" means any Person directly or indirectly controlled by, controlling, or under common control with, any other Person.

         "ALARIS PARENT" shall have the meaning given to that term in the preamble of this agreement.

         "ANCILLARY AGREEMENTS" shall mean the Transfer Services Agreement, the Shared Services Agreement and the Escrow Agreement.

         "ASSETS" means, collectively, all of Seller's tangible and intangible assets, rights, interests and properties, to the extent used by Seller in and material to the conduct of the Business, as conducted on the Closing Date, other than the Excluded Assets. The following constitutes all of the Assets: (a) the Business as a going concern and the goodwill pertaining thereto; (b) all of Seller's rights under permits, licenses and authorizations that relate solely to the operation of the Business and which are listed on Schedule 1.1(b) in each case to the extent that such transfer is permitted by law, but not including any Medicare or Medicaid provider numbers (collectively, the "Instromedix Licenses"); (c) all Receivables; (d) (i) all patents, copyrights, service marks, service names, trademarks, trade names, domain names, logos and brand names used by Seller exclusively in the conduct of the Business and listed on Schedule 1.1(d) (the "Listed Intellectual Property") and (ii) all Other Intellectual Property (collectively, the "Instromedix Intellectual Property"); (e) all of Seller's rights under manufacturers' and vendors' warranties and other rights, claims and causes of action that Seller may have against third parties, in each case relating exclusively to the Business; (f) all books and records of Seller relating exclusively to the operation of the Business, including transaction records, customer lists, supplier lists, technical information, engineering data and documentation relating to quality control and assurance procedures; (g) all equipment, machinery, tools, supplies, furniture and other tangible personal property used by Seller exclusively in the operation of the Business and identified on Schedule 1.1(g); (h) Seller's leasehold interest under that certain agreement of lease between Conrid W. Metcalfe and Instromedix, Inc. dated May 8, 1997 (as assigned to Seller by merger of Instromedix, Inc. and Seller) (the "Telelab Lease") and all tangible assets and fixtures (including Products and devices owned by Seller and used by Telelab customers) and leasehold improvements located in the premises demised under the Telelab Lease, as described in Annex 1 to Schedule 1.1(g); (i) all rights of Seller under the agreements relating to the operation of the Business identified on Schedule 1.1(i) (which Schedule includes all Material Agreements) and such other agreements of Seller relating solely to the operation of the Business which do not constitute material agreements; (j) all unfilled purchase orders for Products; and (k) all items of Inventory as such items exist on the Transfer Date.

         All of the Assets described in clauses (a) through (j) of this definition, as the same may exist on the Closing Date, are referred to collectively as the "Closing Date Assets" and all of the Assets described in subsection (k) of this definition, as the same may exist on the Transfer Date, are referred to as the "Transfer Date Assets."

         "ASSUMED LIABILITIES" means any and all of the following liabilities and obligations of Seller: (a) all obligations of Seller to provide to purchasers or users of Products, any one or more of maintenance, repair and customer support services with respect thereto, whether such obligations arise before, on or after the Closing Date; (b) any obligation (whether or not covered by warranty) to Product purchasers or users arising out of any deficiency or claimed deficiency of any Product, except to the extent that Seller had knowledge of such deficiency prior to the Closing Date and failed to take action intended to correct such deficiency, and (c) all obligations under any contracts, agreements, purchase orders, authorizations, licenses, permits, leases or other commitments included in the Assets.

         "BASE PURCHASE PRICE" shall have the meaning given to that term in
Section 2.1 of this agreement.

         "BENEFIT PLANS" shall have the same meaning given to that term in
Section 4.14(a) of this agreement.

         "BUSINESS" shall have the meaning given to that term in the recitals to this agreement.

         "BUSINESS DAY" shall mean any day on which commercial banks are not authorized or required by law to close in New York, New York.

         "BUSINESS EMPLOYEES" means those employees of Seller: (a) who are, as of the date hereof, part of Seller's Instromedix Business unit (other than the Key Employees) and (b) those persons, if any, hired by Seller after the date hereof to replace the persons described in clause (a) of this definition.

         "BUYER" shall have the meaning given to that term in the preamble of this agreement.

         "BUYER INDEMNIFIED PARTY" shall have the meaning given to that term in
Section 9.2 of this agreement.

         "CARD GUARD PARENT" shall have the meaning given to that term in the preamble of this agreement.

         "CLOSING" shall have the meaning given to that term in Section 3 of this agreement.

         "CLOSING DATE" shall have the meaning given to that term Section 3 of this agreement.

         "CLOSING DATE ASSETS" shall have the meaning given to that term in the definition of Assets.

         "CODE" means the Internal Revenue Code of 1986, as the same may be amended from time to time.

         "COMMON CONTROL ENTITY" shall have the same meaning given to that term in Section 4.14(c) of this agreement.

         "CONDITION DATE" shall mean the first Business Day on which all of the conditions to Closing set forth in Section 7 of this agreement have been fulfilled or waived.

         "DETERMINATION TIME" shall mean the close of business on: (a) August 31, 2000 if the Closing Date is the date specified in Section 3(a) or (b) of this agreement; (b) September 30, 2000 if the Closing Date is the date specified in Section 3(c) or (d) of this agreement and (c) October 31, 2000 if the Closing Date is the date specified in Section 3(e) of this agreement.

         "ERISA" shall have the same meaning given to that term in Section 4.14(a) of this agreement.

         "ESCROW AGENT" shall have the meaning given to that term in Section 2.4 of this agreement.

         "ESCROW AGREEMENT" shall have the meaning given to that term in Section
2.4 of this agreement.

         "EXCLUDED ASSETS" means all of the following assets: (a) all cash, cash equivalents, and marketable securities of Seller, including without limitation, all security deposits; (b) any and all assets of Seller used in or relating to any business of Seller other than the Business (even if also used in the Business); (c) Seller's rights under this agreement; and (d) any lease, commitment or other agreement as to which consent to assignment is required but has not been obtained.

         "EXCLUDED LIABILITIES" means all liabilities of Seller other than the Assumed Liabilities, including, without limitation, the obligation to cure any defaults under the Agreement with PaceArt Associates, L.P., and any obligation with respect to a tax audit issued by the State of California Board of Equalization concerning sales and use tax for Instromedix, Inc.

         "FDA" means the United States Food and Drug Administration.

         "FINANCIAL STATEMENTS" shall have the meaning given to that term in
Section 4.7(a) of this agreement.

         "FORMS 483s" shall have the meaning given to that term in Section 4.22(f) of this agreement.

         "GOVERNMENTAL AUTHORITY" means any domestic (federal or state), foreign or supranational court, commission, governmental department, bureau, agency or any regulatory or administrative agency, authority or tribunal.

         "HSR ACT" shall have the meaning given to that term in Section 6.2 of this agreement.

         "IDE" shall have the meaning given to that term in Section 4.22(c) of this agreement.

         "INDEMNIFIED PARTY" shall have the meaning given to that term in
Section 9.5(a) of this agreement.

         "INDEMNIFYING PARTY" shall have the meaning given to that term in
Section 9.5(a) of this agreement.

         "INDEMNITY ESCROW AMOUNT" shall have the meaning given to that term in
Section 2.4 of this agreement.

         "INSTROMEDIX DIVISION" shall have the meaning given to that term in the recitals of the agreement.

         "INSTROMEDIX EMPLOYEES" means, collectively: (a) the Key Employees; (b) the Business Employees; and (c) those persons who would be considered Transfer Date Employees if the Transfer Date were to occur on the date hereof (i.e., those persons who are currently employed by Seller and whose jobs are described in the definition of "Transfer Date Employees").

         "INSTROMEDIX INTELLECTUAL PROPERTY" shall have the meaning given to that term in the definition of "Assets."

         "INSTROMEDIX LICENSES" shall have the meaning given to that term in the definition of "Assets."

         "INVENTORY" shall mean raw materials, work in process and finished goods of the Business.

         "INVENTORY ESCROW AMOUNT" shall have the meaning given to that term in
Section 2.4 of this agreement.

         "KEY EMPLOYEES" shall mean David Bondietti, Nikki Butler, Alan Brewer, Kathleen Brooks, Chip Martin, Eric Bauman and Nancy Jacobsen.

         "LEGAL PROCEEDINGS" means any judicial, administrative or arbitral actions, claims, suits, investigations, proceedings (public or private) or governmental proceedings.

         "LEGAL REQUIREMENTS" shall mean laws and rules, regulations, publicly available ordinances and orders of any Governmental Authority applicable to the Business, including, without limitation, those under Title XVIII and Title XIX of the Social Security Act or any other government sponsored managed health care program.

         "LISTED INTELLECTUAL PROPERTY" shall have the meaning given to that term in the definition of "Assets."

         "LIEN" shall have the meaning given to that term in Section 4.3 of this agreement.

         "LOSSES" shall have the meaning given to that term in Section 9.2 of this agreement.

         "MATERIAL ADVERSE EFFECT" means a material adverse effect on the condition (financial or otherwise) or results of operations of the Business or on the Assets.

         "MATERIAL AGREEMENTS" shall have the meaning given to that term in
Section 4.10(a) of this agreement.

         "MINIMUM INDEMNITY AMOUNT" shall have the meaning given to that term in
Section 9.4(a) of this agreement.

         "OTHER INTELLECTUAL PROPERTY" means trade secrets, proprietary software, proprietary technology, technical information, know-how, trade secrets, inventions, designs, discoveries and other proprietary rights used by Seller exclusively in the conduct of the Business (other than the Listed Intellectual Property).

         "PERSON" and "PERSON" means any natural person and any corporation, trust, partnership, limited liability partnership, limited liability company, limited liability corporation, venture or business entity.

         "PMA" shall have the meaning given to that term in Section 4.22(b) of this agreement.

         "PRODUCTS" shall have the meaning given to that term in Section 4.18 of this agreement.

         "RECEIVABLES" shall mean all accounts receivable of Seller to the extent that such accounts receivable arose from shipments to customers of finished Products and provision of Services to customers (other than sales made prior to the Closing Date by Seller's International business unit); PROVIDED, HOWEVER, that to the extent that any account receivable of Seller arising prior to the Closing Date relates to products or services of any other business of Seller as well as to Products or Services of the Business, such account receivable shall not be considered a Receivable.

         "SELLER" shall have the meaning given to that term in the preamble to this agreement.

         "SELLER INDEMNIFIED PARTY" shall have the meaning given to that term in
Section 9.3 of the agreement.

         "SENIOR CREDIT AGREEMENT" means the Credit Agreement dated as of November 26, 1996, among Advanced Medical, Inc., IMED Corporation, various lending institutions, Bankers Trust Company, Banque Paribas and Donaldson Lufkin & Jenrette Securities Corporation.

         "SERVICES" shall have the meaning given to that term in Section 4.18 of this agreement.

         "SHARED SERVICES AGREEMENT" shall mean the agreement in the form of EXHIBIT B hereto between Buyer and Seller to be executed at the Closing.

         "STATEMENT OF ASSETS AND LIABILITIES" shall have the meaning given to that term in Section 4.7(a) of this agreement.

         "TAXES" shall mean any and all taxes, charges, fees, levies, penalties or other assessments charged, accrued or based on net income, capital gain, gross income, gross receipts, payroll, license, withholding, employment, severance, occupation or windfall profits, franchise taxes, ad valorem, excise, property, premium, customs duties, stamp, sales and use imposed by any Tax Authority, and including, without limitation, any and all interest, penalties or additional amounts attributable thereto.

         "TAX AUTHORITY" means any federal, national, foreign, state, municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body or other authority exercising any taxing or tax regulatory authority.

         "TAX LIEN" or "TAX LIENS" means any Lien relating to Taxes.

         "TAX RETURN" or "TAX RETURNS" means any United States federal, state, local and/or foreign return, declaration, report, claim for refund, or information return or statement relating to Taxes.

         "TELELAB LEASE" shall have the meaning given to that term in the definition of "Assets."

         "THIRD PARTY CLAIM" shall have the meaning given to that term in
Section 9.5 of this agreement.

         "TRANSFER SERVICES AGREEMENT" shall mean the agreement between Buyer and Seller in the form of EXHIBIT C hereto to be executed at the Closing.

         "TRANSFER DATE" means the date that the Transfer Project (as defined in the Transfer Services Agreement) is completed pursuant to the terms of the Transfer Services Agreement and Transfer Date Assets are sold to Buyer.

         "TRANSFER DATE ASSETS" shall have the meaning given to that term in the definition of "Assets."

         "TRANSFER DATE EMPLOYEES" shall mean those persons who are employees of Seller as of the Transfer Date and who, at such time, devote at least 80% of their work time to the Business in any one or more of the following areas: (a) manufacturing; (b) service; (c) manufacturing engineering; (d) customer service;
(e) finance; (f) quality assurance and (g) regulatory affairs.

         "TRANSFER ESCROW AMOUNT" shall have the meaning given to that term in
Section 2.4 of this agreement.

         13.      PARENT GUARANTIES.

                  13.1. CARD GUARD PARENT. Card Guard Parent hereby irrevocably guarantees to Seller for the benefit of Seller: (a) the full and prompt payment when due of each and all of the payments required to be credited or made by Buyer under this agreement and the Ancillary Agreements to, or for the account of, Seller and (b) the full and prompt performance and observance of each and all of the obligations of Buyer arising under this agreement and the Ancillary Agreements. Such guaranty is absolute, unconditional and shall remain in effect until all of Buyer's obligations have been paid, performed and discharged. The bankruptcy of Card Guard Parent or Buyer shall not terminate such guaranty or any obligations hereunder.

                  13.2. ALARIS PARENT. ALARIS Parent hereby irrevocably guarantees to Buyer for the benefit of Buyer (a) the full and prompt payment when due of each and all of the payments required to be credited or made by Buyer under this agreement and the Ancillary Agreements to, or for the account of, Buyer, and (b) the full and prompt performance and observance of each and all of the obligations of Seller arising under this agreement and the Ancillary Agreements. Such guaranty is absolute, unconditional and shall remain in effect until all of Seller's obligations have been paid, performed and discharged. The bankruptcy of ALARIS Parent or Seller shall not terminate such guaranty or any obligations hereunder.



                      [the next page is the execution page]

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth herein.


                                          ALARIS MEDICAL SYSTEMS, INC.


                                          By:
                                             -----------------------------------


                                          ALARIS MEDICAL, INC.


                                          By:
                                             -----------------------------------


                                          CARD GUARD TECHNOLOGIES, INC.


                                          By:
                                             -----------------------------------


                                          CARD GUARD SCIENTIFIC SURVIVAL LTD.


                                          By:
                                             -----------------------------------




                  [Signature page to Asset Purchase Agreement]